Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-264600 and 333-254987) and Form S-8 (Nos. 333-269748, 333-266141, 333-266140, 333-260576 and 333-257859) of Ouster, Inc. of our report dated March 24, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP
San Jose, CA
March 24, 2023